CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A of Fidelity Financial Trust: Fidelity Convertible Securities Fund, Fidelity Equity-Income II Fund, and Fidelity Retirement Growth Fund of our reports dated January 7, 2000 on the financial statements and financial highlights included in the November 30, 1999 Annual Reports to Shareholders of Fidelity Convertible Securities Fund, Fidelity Equity-Income II Fund, and Fidelity Retirement Growth Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

 /s/PricewaterhouseCoopers LLP
    PricewaterhouseCoopers LLP
    Boston, Massachusetts
    January 25, 2000